Exhibit 99.1

Signing Day Sports Enters into Common Stock Purchase Agreement with
Tumim Stone Capital LLC to Support Strategic Opportunities
and Future Growth Initiatives

SCOTTSDALE, Ariz., January 5, 2024 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced that it has entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Tumim Stone Capital LLC (“Tumim”).

Under the Purchase Agreement, the Company will have the right, under a committed equity financing facility, to sell to Tumim the Company’s common stock from time to time over the approximately 24-month term of the Purchase Agreement, subject to certain limitations and the satisfaction of certain conditions, including the filing and effectiveness of a registration statement relating to resale of the shares (the “Resale Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) as required under the Purchase Agreement and a Registration Rights Agreement between the Company and Tumim (the “Registration Rights Agreement”).

Sales of common stock, and the timing of any sales, are solely at the option of the Company and the Company is under no obligation to sell securities under this arrangement. The price, amount, and maximum number of shares sold per sale will be determined by the terms of the Purchase Agreement.

“We decided to enter into this agreement with Tumim as we believe they have a strong fundamental understanding of our business, and are an ideal strategic investor to support any financial needs that may arise,” said Daniel Nelson, Chief Executive Officer of Signing Day Sports. “We have no immediate plans to raise capital following our successful IPO, which resulted in gross proceeds of $6 million and net proceeds of approximately $4.8 million. However, we believe this transaction provides additional flexibility and capability to take advantage of strategic opportunities and future growth initiatives if and when they may arise.”

The Company expects to use net proceeds from any sales of common stock under the Purchase Agreement for working capital and general corporate purposes, including to support its future growth.

The issuance of the shares under the Purchase Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Company’s common stock under the Resale Registration Statement referred to in this press release will be made only by means of a prospectus.

Additional information regarding the Purchase Agreement and the Registration Rights Agreement are available in the Company’s Current Report on Form 8-K, which will be filed with the SEC and made available at www.sec.gov and on the Company’s website.

About Signing Day Sports:

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. The Signing Day Sports app includes a platform to upload a comprehensive data set including video-verified measurables (such as height, weight, 40-yard dash, wingspan, and hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and mechanics that exemplify player mechanics, coordination, and development). For more information on Signing Day Sports, go to https://ir.signingdaysports.com/overview/default.aspx.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, including without limitation, the inability to satisfy all of the conditions in the Purchase Agreement necessary to obligate Tumim to purchase the Company’s shares; the inability of the Company to access the full $25,000,000 committed equity financing facility, or a substantial portion thereof, due to the limitations in the Purchase Agreement, or otherwise; the risks that the trading volume and price limitations will limit the Company’s ability to access some or all of the committed equity financing facility; the inability of the Company to file the Resale Registration Statement with the SEC or the risk that such Resale Registration Statement is never declared effective, or it is declared effective later than expected, thereby impacting the Company’s ability to utilize the committed equity financing facility as desired; the Company’s ability to obtain additional funding to develop additional services and offerings, market acceptance of the Company’s offerings; competition from existing online offerings or new offerings that may emerge; impacts from strategic changes to our business on our net sales, revenues, income from continuing operations, or other results of operations; the Company’s ability to attract new users and customers, increase the rate of subscription renewals and slow the rate of user attrition; the Company’s ability and third parties’ abilities to protect intellectual property rights; the Company’s ability to adequately support future growth; the Company’s ability to comply with user data privacy laws and other current or anticipated legal requirements; and the Company’s ability to attract and retain key personnel to manage its business effectively. These risks and uncertainties are, in some cases, beyond our control and could materially affect results. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com